                                                                    EXHIBIT 10.9

                            ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 15th day of February, 2002 by and between Hydralift ASA, a Norwegian limited company or a company to be nominated by Hydralift ASA (the "Buyer"), on the one hand, and Friede Goldman Halter, Inc. a Mississippi corporation, AmClyde Engineered Products Company, Inc. a Delaware corporation, Fritz Culver, Inc., a Louisiana corporation, Utility Steel Fabrication, Inc., a Louisiana corporation, Friede Goldman Halter Engineered Products Group, Inc., a Delaware corporation, Halter Marine, Inc., a Nevada corporation, and any other subsidiaries of Friede Goldman Halter, Inc., with any interest in the Property, as defined below, Debtors-in-Possession (collectively the "Seller") under jointly administered Case No. 01-52173 (the "Case") in the United States Bankruptcy Court in the Southern District of Mississippi (the "Bankruptcy Court") filed on April 19, 2001 the ("Petition Date").

RECITALS

A. Seller is engaged in a variety of businesses related to the design, manufacture, conversion and modification of offshore drilling rigs, marine vessels and engineered products for the maritime and offshore energy industries. The relevant line of business for the purposes of this Agreement is the Seller's business segment specifically involved in the design and manufacture of cranes, winches, mooring systems and marine deck equipment, known within the Seller's operations as the Engineered Products Group, (the "Business").

B. Seller wishes to sell to Buyer substantially all the assets it uses in connection with the Business at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   TRANSFER OF ASSETS

1.1  PURCHASE AND SALE OF ASSETS

On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest as of the Closing Date in and to the following assets, wherever located (collectively, the "Property"):

1.1.1  Leases and Contracts.

Seller's right, title and interest (i) as lessee under those real property leases described on EXHIBIT "A-1" to this Agreement (collectively, the "Real Property Leases"), (ii) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements described on EXHIBIT "A-2" to this Agreement (collectively, the "Other Leases"), and (iii) as a party to those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on EXHIBIT

"A-3" (collectively, the "Other Contracts" and together with the Other Leases, the "Other Leases and Contracts"); provided, however, that in the event Buyer notifies Seller in writing by not later than March 8, 2002 that Buyer has determined not to acquire any or all of the sales representative and distribution agreements described in items 25 through 38 of Schedule A-3, such agreements shall not be transferred to Buyer pursuant to this Agreement, and shall be Excluded Assets hereunder.

1.1.2  Real Property and Improvements.

Seller's ownership interest in that certain real property described in EXHIBIT "A-4" and all improvements located thereon (collectively, the "Real Property"), but in all events only to the extent, if any, Seller's interest in the same (collectively, the "Improvements"). Notwithstanding the foregoing, in the event that Buyer elects to conduct an environmental investigation of a Facility or Facilities, as defined in and provided for in Section 8.3 below, and thereafter Buyer determines in its sole discretion not to acquire any such Facility or Facilities pursuant to this Agreement, then Buyer may so notify Sellers in writing, by not later than March 22, 2002, in which event the Facility or Facilities shall not be sold and transferred to Buyer pursuant to this Agreement, and the Cash Purchase Price hereunder shall be reduced by (i) $1,000,000 if Buyer so elects not to acquire the Covington Facility, (ii) $250,000 if Buyer so elects not to acquire the Cabiran Road Facility, and (iii) $250,000 if Buyer so elects not to acquire the Liberty Bayou Facility, each as defined below.

1.1.3  Personal Property

All of those items of equipment and tangible personal property owned by Seller and listed in EXHIBIT "B" attached to this Agreement and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date exclusively in connection with the Business, (collectively, the "Personal Property"); provided, however, that if Buyer elects not to acquire a Facility or Facilities as provided in Section 1.1.2 above, Buyer shall not acquire any Personal Property located at any such Facility or Facilities. As used in this Agreement, the Personal Property shall not include the Inventory.

1.1.4  Intangible Property

All intangible personal property owned or held by Seller and used exclusively in connection with the Business, but in all cases only to the extent of Seller's interest therein and only to the extent transferable, together with all books, records and like items pertaining exclusively to the Business (collectively, the "Intangible Property"), including, without limitation, the name AmClyde and the other items identified on EXHIBIT "C" hereto. As used in this Agreement, Intangible Property shall in all events exclude, (i) any materials containing privileged communications or information about employees, disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client or any other privilege or requirement to maintain confidentiality (including any rights to assert privilege), and (ii) Seller's corporate books and records relating to its organization and existence.

                                Sch. 8.7, Pg. 2

1.1.5  Receivables

All accounts receivable arising out of the operation of the Business which are 60 days or less outstanding as of the Closing Date, subject to Section 1.2, and all causes of action relating or pertaining to the foregoing (collectively, the "Receivables").

1.1.6  Inventory

All supplies, goods, materials, inventory and stock in trade owned by Seller exclusively for use or sale in the ordinary course of the Business hereto (collectively, the "Inventory").

1.1.7  Stock

All stock in the following subsidiary: AmClyde UK Limited, Glasgow, Scotland (the "Purchased Subsidiary").

1.2  EXCLUDED ASSETS

Notwithstanding anything to the contrary in this Agreement, the Property shall not include the following assets (collectively, the "Excluded Assets"): (i) those items excluded pursuant to the provisions of Section 1.1 above; (ii) all cash and cash equivalents, except for any cash held by the Purchased Subsidiary, and; (iii) Inventory transferred or used by Seller in the ordinary course of the Business prior to the Closing Date; (iv) any lease, rental agreement, contract, agreement, license or similar arrangement ("Contracts") terminated or expired prior to the Closing Date in accordance with its terms or in the ordinary course of the Business; (v) any right, property or asset listed on EXHIBIT "D" hereto;
(vi) all preference or avoidance claims and actions of the Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the United States Bankruptcy Code; (vii) the Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof; (viii) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any Contract which is not assigned to Buyer at the Closing, or (B) any item of tangible or intangible property not acquired by Buyer at the Closing or (ix) any accounts receivable of the Business that are greater than 60 days outstanding on the Closing Date or which are expected to become subject to a dispute or claim as mutually determined by Buyer and Seller on the Closing Date (the "Excluded Receivables").

1.3  INSTRUMENTS OF TRANSFER

The sale, assignment, transfer, conveyance and delivery of the Property to Buyer and the assumption of liabilities provided herein by Buyer shall be made by assignments, bill of sale, deed, stock power and other instruments of assignment, transfer and conveyance provided for in Section 3 below and such other instruments as may reasonably be requested by Buyer or Seller. None of the foregoing documents shall increase in any material way the burdens imposed by this Agreement upon Seller or Buyer.

                                Sch. 8.7, Pg. 3

2.   CONSIDERATION

2.1  PURCHASE PRICE.

2.1.1 The cash consideration to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be US $36,000,000 (United States Dollars Thirty-Six million 00/100), subject to any adjustments as provided in
       Section 1.1.2 and Section 2.2 hereof (the "Final Purchase Price").

2.1.2 Concurrently with the mutual execution and delivery of this Agreement (the date of such mutual execution and delivery is sometimes referred to herein as the "Execution Date"), Buyer shall deposit into escrow (the "Escrow") with an escrow agent or company (the "Deposit Escrow Holder") reasonably designated by Seller US $ 5,000,000 (United States Dollars Five million 00/100) (the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"), pursuant to joint escrow instructions to be delivered to and acknowledged by the Deposit Escrow Holder in writing on or before the Execution Date. Such escrow instructions shall include the provisions set forth in this
       Section 2.1. Upon receipt of the Deposit, the Deposit Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall become nonrefundable upon the earlier of (x) the approval of Buyer as the approved Buyer at the hearing on the Sale Motion (as defined in Section 8.4.2 below), or (y) the termination of the transaction contemplated by this Agreement by reason of Buyer's default (a "Buyer Default Termination"). At the Closing, the Deposit (and any interest accrued thereon) shall be delivered to Seller and credited toward payment of the Purchase Price in the manner specified in Section
       2.1.3 below. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination, Deposit Escrow Holder shall immediately disburse the Deposit and all interest accrued thereon to Seller to be retained by Seller for its own account. If the transactions contemplated herein terminate by reason of (A) Seller's default, (B) the failure of a condition to Buyer's obligations, or (C) the consummation of a sale to a third party as described in Section 8.4.1 below, the Deposit Escrow Holder shall return to Buyer the Deposit (together with all interest thereon). The Deposit Escrow Holder's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

2.1.3 On the Closing Date, Buyer shall (i) pay and deliver to Seller, by wire transfer in Good Funds, the Purchase Price less (a) the Deposit (and interest accrued thereon), (b) the Working Capital Escrow Amount (as defined below), and (c) the Warranty Reserve Escrow Amount (as defined below), (ii) instruct the Deposit Escrow Holder in writing to deliver the Deposit (and any interest accrued thereon) to Seller, by wire transfer of Good Funds, (iii) pay and deliver in Good Funds the Warranty Reserve Amount to the Warranty Reserve Escrow Agent to be held in the Warranty Reserve Escrow Account in accordance with the provisions of the Warranty Reserve Escrow Agreement, each as defined in, and as provided for in
       Section 8.7 below, and (iv) pay and deliver to an escrow account (the "Working Capital Adjustment Escrow Account") governed by an escrow agreement (the "Working Capital Escrow Agreement") mutually acceptable to

                                Sch. 8.7, Pg. 4

       Buyer and Seller, dated as of the Closing Date, by and among the Seller, the Buyer and an escrow agent mutually agreed upon by Buyer and Seller (the "Working Capital Escrow Agent"), an amount equal to $ 7,500,000 (the "Working Capital Escrow Amount") in Good Funds, which will be available to satisfy any amounts owed by the Seller to the Buyer pursuant to
       Section 2.2 hereof. Any portion of the Working Capital Escrow Amount not necessary to satisfy amounts payable to Buyer pursuant to such Section
       2.2 shall promptly be disbursed to Seller together with all interest accrued thereon. The Working Capital Escrow Agent's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

2.2  POST-CLOSING ADJUSTMENT.

     2.2.1 CALCULATION OF NET WORKING CAPITAL AT CLOSING DATE. Within 30 calendar days of the Closing Date, Seller's independent public accountants shall compute the amount of Net Working Capital of the Business as of the Closing Date in accordance with the methods and conventions of US GAAP (except that all accounts receivable greater than 60 days outstanding or which are expected to become subject to a dispute or claim (as mutually determined by Buyer and Seller) shall be deducted in their entirety from Net Working Capital, and an amount equal to the cash held by the Purchased Subsidiary not to exceed US $200,000 at the Closing Date shall be included as a Current Asset in calculating Net Working Capital), and shall provide Buyer a summary reflecting how such computations were made. Buyer and its accountants shall within ten business days have the opportunity to review such computations and the said summary.

     2.2.2 NET WORKING CAPITAL AT DATE OF MOST RECENT BALANCE SHEET. By way of example, a copy of the Net Working Capital calculation as of December 31, 2001, is attached hereto as Schedule 2.2.

     2.2.3 PAYMENT OF ADJUSTMENT AMOUNTS. If the Net Working Capital of the Business as of the Closing Date is greater than $6,200,000, then Buyer shall, within ten business days of such computation by Seller's independent public accountants, pay Seller, by wire transfer, an amount equal to the amount by which such Net Working Capital exceeds $6,200,000. If the Net Working Capital as of the Closing Date is less than $6,200,000, then Seller, within ten business days of such computation, shall pay Buyer, by wire transfer, an amount equal to the difference between $6,200,000 and the amount of Net Working Capital as of the Closing Date.

     2.2.4 DISPUTES. Within ten business days of receipt of the computations referred to in Section 2.2.1 above, the Buyer shall notify the Seller whether it disputes any aspect of such computations or accepts them. If the Buyer disputes such computations, the parties shall work together in good faith to resolve the dispute. If they are unable to resolve the dispute within five business days, the dispute shall be referred to such nationally recognized accounting firm as the Buyer and Seller may mutually agree upon, or if they are unable to agree to such accounting firm within five additional business days, as designated by the Bankruptcy Court. Such accounting firm shall be instructed to resolve the dispute not later than ten business days following the referral of the dispute to such accounting firm. The resolution of the dispute by such accounting firm shall be binding on Buyer and Seller and may be enforced by the Bankruptcy Court.

                                Sch. 8.7, Pg. 5

     "Current Assets" means the amounts reflected as current assets of the Business on its financial statements determined in accordance with the methods and conventions customarily used by Seller in preparing its internal financial statements and includes, but is not limited to, items such as accounts receivable (less reserves for doubtful accounts), costs in excess of billings, contract work in progress, short-term investments, deposits of all types, inventory and current prepaid assets; provided, however, that neither cash, nor cash equivalents, nor any other asset that is an Excluded Asset (except for an amount equal to cash held by the Purchased Subsidiary, not to exceed $200,000, on the Closing Date as provided above) shall be considered a Current Asset.

     "Current Liabilities" means the amounts reflected as current liabilities of the Business on its financial statements determined in accordance with the methods and conventions customarily used by Seller in preparing its month-end internal financial statements and includes, but is not limited to, items such as post-petition accounts payable, billings in excess of costs, accrued expenses, and unpaid accrued taxes; provided, however, that neither (a) current maturities of indebtedness for borrowed money or capital leases (including interest thereon), (b) amounts payable with respect to the deferred purchase price payments payable to Norson Engineering Limited on December 8, 2001 and March 8, 2002, nor (c) any obligations that are not Assumed Liabilities, will be deemed a Current Liability.

     "Net Working Capital" means the difference between the Current Assets and the Current Liabilities of the Business as of the date of computation.

2.3  ASSUMED LIABILITIES

Buyer shall, effective as of the Closing Date, (i) assume and perform all liabilities accruing under the Real Property Leases and under the Other Leases and Contracts on and after the Closing Date or otherwise required to be performed with respect to the property on or after the Closing Date and Buyer shall pay all cure amounts owing under any of the Real Property Leases, Other Leases and Contracts as of the Closing which the Bankruptcy Court may order to be paid as a condition to the Seller's assignment and Buyers' assumption of any Real Property Lease or Other Lease or Contract, and (ii) assume all accounts payable and accruals incurred by Seller after the Petition Date with respect to the conduct of the Business and which would qualify as administrative priority expenses under Section 503(b) of the Bankruptcy Code (collectively, the "Assumed Liabilities"). Other than the liabilities and obligations of Seller expressly assumed by Buyer under this Agreement, Buyer is not assuming and shall not be liable for any liabilities or obligations of Seller.

3.   CLOSING OF TRANSACTIONS

3.1  CLOSING

The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Andrews & Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

                                Sch. 8.7, Pg. 6

3.2  CLOSING DATE

The Closing shall be held within five US business days after satisfaction or waiver of the conditions to closing in Section 4 (the "Closing Date") but in no event later than May 1, 2002 (the "Outside Date"); provided, however, that the Outside Date shall automatically be extended for consecutive 30 US business day periods if the only condition remaining to be satisfied is the condition specified in Section 4.1.7 and 4.2.4. In the event the conditions to Closing (other than the condition in Section 4.1.7 and 4.2.4) have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement. Alternatively, the parties may mutually agree to an extended Closing Date. Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

3.3  SELLER'S DELIVERIES TO BUYER AT CLOSING

On the Closing Date, Seller shall make the following deliveries to Buyer:

3.3.1 An Assignment and Assumption Agreement substantially in the form and content attached as EXHIBIT "E" hereto, duly executed by Seller, pursuant to which Seller assigns the Real Property Leases and the Other Leases and Contracts (the "Assignment Agreement"); provided, however, that the Assignment Agreement need not be delivered by Seller if the Bankruptcy Court has issued an order prior to the Closing Date authorizing the assumption and assignment of the Real Property Leases and the Other Leases and Contracts.

3.3.2 A bill of sale, duly executed by Seller, substantially in the form and on the terms of the bill of sale attached hereto as EXHIBIT "F," pursuant to which Seller transfers the Property other than the Real Property Leases and the Other Leases and Contracts to Buyer (the "Bill of Sale").

3.3.3. A special warranty deed duly executed by the Seller, in respect to the Real Property.

3.3.4 A legal opinion from Seller's counsel confirming Seller's ability to enter into and perform its obligations under this Agreement.

3.4    BUYER'S DELIVERIES TO SELLER AT CLOSING

On the Closing Date, Buyer shall make or cause the following deliveries to be made to Seller, to the Warranty Reserve Escrow Agent or to the Working Capital Escrow Agent:

3.4.1 The remaining portion of the Purchase Price (less the Warranty Reserve Escrow Amount and Working Capital Escrow Amount) to be delivered and paid by Buyer to Seller under Section 2.1.

3.4.2 The Deposit and all accrued interest thereon to be paid and delivered to Seller as provided in Section 2.1.3.

                                Sch. 8.7, Pg. 7

3.4.3 The Working Capital Escrow Amount to be delivered by Buyer to the Working Capital Escrow Agent as provided in Section 2.1.3.

3.4.4 The Warranty Reserve Escrow Amount to be delivered to the Warranty Reserve Escrow Agent as provided in Section 8.7.

3.4.5  The Assignment Agreement, duly executed by Buyer.

3.5    PRORATIONS

Rent, current taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance under the Real Property Leases or Other Leases and Contracts, or any of them) and income relating to or attributable to the Business and/or the Real Property Leases or the Other Leases and Contracts shall be prorated between Seller and Buyer as of the Closing Date. Rent shall be prorated on the basis of a thirty (30) day month. Buyer shall pay to Seller in cash on the Closing Date the amount of any security or similar deposits with the landlords or other contracting parties under the Real Property Leases and the Other Leases and Contracts and the amount of any other deposits made by Seller relating to the Real Property or the property to which the Other Leases and Contracts relate.

All obligations due in respect of periods prior to Closing shall be paid in full or otherwise satisfied by Seller and all obligations due in respect of periods after Closing shall be paid in full or otherwise satisfied by Buyer.

3.6  SALES, USE AND OTHER TAXES

In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and conveyances contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Case, and as such shall be free and clear of any and all transfer tax, stamp tax, motor vehicle title transfer tax or fee or similar taxes. The instruments transferring the Property to Buyer shall contain the following endorsement, or an endorsement of similar effect:

     "Because this instrument has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of Mississippi, in contemplation of a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C.
     (S) 1146(c)."

In the event that, notwithstanding the above provisions, any (a) real estate transfer taxes or similar taxes or charges are required to be paid in order to record the deeds to be delivered to Buyer in accordance herewith, or in the event any such taxes are assessed at any time thereafter, or (b) sales, use, transfer or other similar taxes or charges are assessed at Closing or at any time thereafter on the transfer of any other Property, then in each instance such taxes or charges incurred as a result of the transactions contemplated hereby shall be paid by Buyer.

                                Sch. 8.7, Pg. 8

3.7  POSSESSION

Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Property, and shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

4.   CONDITIONS PRECEDENT TO CLOSING

4.1  CONDITIONS TO SELLER'S OBLIGATIONS

Seller's obligation to make the deliveries required of Seller at the Closing Date shall be subject to the satisfaction or waiver by Seller of each of the following conditions.

4.1.1 All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer prior to the Closing shall have been performed in all material respects and Buyer shall have certified the foregoing to Seller in writing.

4.1.2 Buyer shall have executed and delivered to Seller the Assignment Agreement and each other document reasonably requested by Seller pursuant to Section 1.3.

4.1.3 Seller shall have received the total Purchase Price, less the Warranty Reserve Amount and the Working Capital Escrow Amount, in immediately available funds, and the Warranty Reserve Amount and the Working Capital Escrow Amount shall have been delivered to the Warranty Reserve Escrow Agent and the Working Capital Escrow Agent as provided in Section 2.1.3 above.

4.1.4 Buyer shall have delivered to Seller appropriate evidence of all necessary action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer's Board of Directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and
       (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

4.1.5 In the event that Buyer makes any assignment of its rights under this Agreement to a Subsidiary of Buyer as provided in Section 10.14 below, Buyer shall have executed and delivered to Seller, concurrently with or prior to the Closing Date, a guaranty in form and substance satisfactory to Seller, of all of such Subsidiary of Buyer's obligations under this Agreement and under any documents executed by such Subsidiary of Buyer in favor of Seller pursuant hereto.

4.1.6 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of

                                Sch. 8.7, Pg. 9
       the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

4.1.7 The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.4.1 below and the Approval Order and final judgment thereon in accordance with Section 8.4.2 below and the Approval Order and final judgement thereon shall not have been stayed as of the Closing Date.

4.2    CONDITIONS TO BUYER'S OBLIGATIONS

Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

4.2.1 All representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Seller prior to the Closing shall have been performed in all material respects and Seller shall have certified the foregoing to Buyer in writing.

4.2.2 Seller shall have executed and delivered to Buyer the Assignment Agreement, the Bill of Sale and each other document reasonably requested by Buyer pursuant to Section 1.3.

4.2.3 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

4.2.4 The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.4.1 below and the Approval Order and final judgment in accordance with Section 8.4.2 below and the Approval Order and final judgment shall not have been stayed as of the Closing Date.

4.2.5 The form and the substance of the Sale Procedure Motion and the Procedure Order and the form and substance of the Sale Motion and Approval Order shall have been approved by Buyer. Such approval shall not be unreasonably withheld.

4.3    TERMINATION

If any of the above conditions is neither satisfied nor waived on or before the date by which the condition is required to be satisfied, the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

                               Sch. 8.7, Pg. 10

5.   SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby makes the following representations and warranties to Buyer:

5.1  VALIDITY OF AGREEMENT

Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

5.2  ORGANIZATION, STANDING AND POWER

Seller consists of corporations duly organized, validly existing and in good standing under the laws of the States of their respective organization. Subject to the applicable provisions of bankruptcy law, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto.

5.3  NO CONFLICTS OR VIOLATIONS

Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

5.4  TITLE TO PROPERTY

To the Seller's knowledge (which consists of matters actually known to Seller's senior management), Seller has good and marketable title to the Property; provided, however, Seller makes no representation whatsoever as the title to the Intangible Property. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to all the Property, free and clear of any liens, claims or encumbrances, subject to Sections 2.3 and 3.5 hereof.

6.   BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Seller:

6.1  VALIDITY OF AGREEMENT.

All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

                               Sch. 8.7, Pg. 11

6.2  ORGANIZATION, STANDING AND POWER

Each of Buyer and any Subsidiary of Buyer as contemplated in Section 10.14 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

6.3  NO CONFLICTS OR VIOLATIONS

The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not:
(i) conflict with or result in a breach of the articles of incorporation or by-laws of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

6.4  FINANCING

Buyer has sufficient funds available to consummate the transactions contemplated hereby.

7.   "AS IS" TRANSACTION

Buyer hereby acknowledges and agrees that, except as otherwise expressly provided in Section 5 above, the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Property including, without limitation, income to be derived or sensed to be incurred in connection with the Property, the physical condition of any personal property comprising a part of the Property or which is the subject of any other lease or contract to be assumed by Buyer at the closing, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any real property lease to be assumed by Buyer at the closing, the zoning of any such real property or improvements, the value of the Property (or any portion thereof), the transferability of Property, the terms, amount, validity or enforceability of any assumed liabilities, the title of the Property (or any portion thereof) the merchantability or fitness of the personal property or any other portion of the Property for any particular purpose, or any other matter or thing relating to the Property of any portion thereof. Without in any way limiting the foregoing, Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purpose as to any portion of the Property. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of the Property and all such other matters relating to or affecting the Property as Buyer deemed necessary or appropriate and that in proceeding with its acquisition of the Property, except for any representations and warranties expressly set forth in Section 5, Buyer is doing so based solely upon such independent inspections and investigations. ACCORDINGLY, BUYER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS", "WHERE IS" AND "WITH ALL FAULTS".

                               Sch. 8.7, Pg. 12

8.   COVENANTS PRIOR TO CLOSING

8.1  ACCESS TO RECORDS AND PROPERTIES OF SELLER

From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Property and all records pertaining to the Property or the Business. Buyer, however, shall not be entitled to access to any materials containing information in respect of any items excluded from the Intangible Property under Section 1.1.4. Buyer shall have the right, at its own cost, to conduct an environmental inspection of the Facilities of Seller as provided in Section 8.3 below to enable Buyer to make the decision with respect to such Facilities as provided in Section 1.1.2. Buyer expressly acknowledges that nothing in this Section 8.1 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

8.2  OPERATION OF SELLER'S BUSINESS PENDING CLOSING

Unless Buyer otherwise consents, during the period prior to the Closing Date, Seller shall use commercially reasonable efforts to operate the Business as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact the Business and its relationships with employees and persons having dealings with it. During the period prior to the Closing Date, Seller shall consult with Buyer with respect to any new customer projects under consideration by the Business and shall not enter into any material contracts with respect to any customer projects not in existence on the Execution Date without Buyer's consent, which consent shall not be unreasonably withheld.

8.3  ENVIRONMENTAL INVESTIGATION BY BUYER

Prior to March 8, 2002, at a time or times mutually convenient for Buyer and Seller, Buyer, together with its environmental consultant, may, at Buyer's cost, conduct an environmental investigation of any of Seller's facilities located at 73765 Penn Mill Road, Covington, Louisiana (the "Covington Facility"), 60042 Cabiran Road, Slidell, Louisiana (the "Cabiran Facility") and 330 Liberty Bayou Road, Slidell, Louisiana (the "Liberty Bayou Facility") (collectively, the "Facilities"), consisting of a visual inspection, obtaining of samples and document review. Seller shall provide to Buyer: (a) all material documents pertaining to environmental matters reasonably requested by Buyer, and (b) the opportunity to tour the Facilities with an individual knowledgeable about their operations. Buyer agrees to provide Seller with drafts of any reports concerning the environmental investigation of the Facilities that are generated by, or on behalf of, Buyer. Prior to finalization of such reports, Seller shall have the opportunity to review the drafts to within five business days of receipt of the drafts and to identify in writing any factual inaccuracies (in
the view of Seller) therein.    If such written comments are received from the
Seller they may either be implemented in the final reports or enclosed to the final reports in Buyer's or it's consultant sole discretion. Buyer or its consultant may take reasonable soil and/or water samples from the Facilities. Notwithstanding the foregoing, Buyer may not conduct any subsurface testing or drilling on the Facilities unless specifically provided for in a scope of work which has been approved by Seller in writing and such approval shall not be unreasonably withheld by Seller. Seller shall have the right to approve any contractors or subcontractors

                               Sch. 8.7, Pg. 13
retained by Buyer to perform sampling in respect of the Facilities and such approval shall not be unreasonably withheld by Seller. Each such contractor or subcontractor shall have liability insurance coverage of a type and amount acceptable to Seller, and Buyer will require that Seller be named as an additional insured on such policies. Buyer shall notify Seller not less than five (5) business days in advance of making any such inspection and shall inform Seller of the names of the company and persons who will conduct such inspection. Seller reserves the right to have a representative present at the time of such inspection. Buyer shall make all inspections in good faith and with due diligence and splits of all samples taken for analysis shall be made available to Seller immediately upon Seller's request. Buyer agrees to (i) return the Facilities to the same condition in which they were prior to Buyer's making any inspection and (ii) comply with all applicable laws and regulations regarding installation, plugging, and abandonment of any well or boring. Buyer will treat, and will cause any representative of Buyer to treat, all information obtained by Buyer pursuant to the foregoing environmental investigation as strictly confidential information and will not disclose such information or the results of any environmental investigation or audit without the prior written consent of Seller, except as required by applicable law. In the event disclosure may be required by applicable law, Buyer shall immediately provide notice to Seller, and Seller may assert applicable privileges or seek protective orders to present such disclosure. Buyer agrees to indemnify, defend and hold harmless Seller, together with their officers, shareholders, directors, employees and agents, individually and collectively, from and against any and all liabilities and responsibilities, claims, suits, losses, and other causes of action recognized now or at any later time, together with all damages, settlements, costs, expenses, charges, assessments, liens, penalties, fines, prejudgment and post judgment interest, legal fees, costs of defense, and costs of court arising out of or resulting from performance of the environmental investigation performed by Buyer, its employees, consultants, representatives and agents. All notices, reports, requests for approval and communications of any sort pursuant to this
Section 8.3 or otherwise in connection with the subject matter of this Section
8.3 shall be sent to Seller only through their counsel at the following address, phone and fax numbers:

                    Andrews & Kurth
                    Mayor, Day, Caldwell & Keeton, L.L.P
                    700 Louisiana, Suite 1900
                    Houston, Texas  77002
                    Attn:  Kathleen Kopp
                    Phone:  713/225-7046
                    Facsimile:  713/225-7047

8.4    BANKRUPTCY COURT APPROVALS

8.4.1  Bankruptcy Court Approval of Sale Procedures

Promptly following the Execution Date (and in no event later than ten (10) business days thereafter), the Seller will file a motion (the "Sale Procedure Motion") with the Bankruptcy Court requesting the entry of an order (the "Procedure Order") (i) fixing the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of this agreement,
(ii) fixing the time and date of an auction (the "Auction") to be held at the offices of Andrews & Kurth, L.L.P. at which higher and better offers may be presented to the Seller, (iii) providing that if Seller receives from a third party a higher and better offer at the Auction, and

                               Sch. 8.7, Pg. 14
such third party offer is subsequently approved by the Bankruptcy Court and closes as provided by its terms, then Buyer will be entitled to receive from the Seller a flat fee payment (not dependent on amounts actually expended or incurred by Buyer) in cash or other immediately available good funds in the amount of US $1,000,000 (United States Dollars One Million 00/100) (the "Break-Up Fee") which payment shall be paid to the Buyer concurrently with the consummation of such third party sale, (iv) providing that no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed "financially qualified" by Houlihan Lokey Howard & Zukin Capital ("HLHZ"), Seller's investment banker, (v) providing that no prospective purchaser who bids for the Property at Auction shall be entitled to purchase the Property unless such prospective purchaser offers to purchase the Property for consideration which is at least US $1,500,000 (United States Dollars One Million Five Hundred Thousand 00/100) greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities) and otherwise on terms at least as favorable to the Seller as those set forth in this Agreement, and (vi) providing that after any initial overbid, all further overbids must be in increments of at least $500,000 (United States Dollars Five Hundred Thousand 00/100), that should overbidding take place, the Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon any such overbid, and that should an overbidder be approved at the hearing on the Sale Motion, Buyer shall deliver to such approved overbidder all third party reports, studies and the like resulting from Buyer's due diligence investigations, and
(vii) approving the form, manner, scope, and substance of notice regarding the proposed sale and Auction, including overbid procedures. The form and substance of the Sale Procedure Motion and the Procedure Order shall be reasonably acceptable to Buyer and shall be provided to Buyer prior to filing of same with the Bankruptcy Court. Following the filing of the Sale Procedure Motion, the Seller shall use reasonable efforts to obtain the Procedure Order (the date on which the Procedure Order is entered and becomes final is referred to herein as the "Sale Procedure Date").

8.4.2  Bankruptcy Court's Approval of Sale

Promptly following the Execution Date, and contemporaneously with the filing of the Sale Procedure Motion, Seller shall file a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order (the "Approval Order") and final judgment thereon which (i) approves the sale of the Property to Buyer on the terms and conditions set forth in this Agreement and authorizes the Seller to proceed with this transaction, (ii) includes a specific finding that Buyer is a good faith purchaser of the Property as contemplated by Section 363(m) of the United States Bankruptcy Code, (iii) states that the sale of the Property to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever (except as expressly provided in this Agreement), and (iv) approves the Seller's assumption and assignment of the pre-petition Real Property Leases and Other Leases and Contracts (collectively, the "Section 365 Contracts") pursuant to Section 365 of the United States Bankruptcy Code and orders the Buyer to pay any cure amounts payable to the other parties to the Section 365 Contracts as a condition to such assumption and assignment. In no event shall Buyer have the right to terminate this transaction by reason of the failure to assign all of the Section 365 Contracts so long as the Approval Order authorizes the Seller to assume and assign not less than ninety five percent (95%) of the
Section 365 Contracts. The form and substance of the Sale Motion and Approval Order and final judgment thereon shall be reasonably acceptable to Buyer and shall be provided to Buyer prior to filing of the Sale Procedure Order with the Bankruptcy Court. Following the

                               Sch. 8.7, Pg. 15
filing of the Sale Motion, the Seller shall use reasonable efforts to obtain entry of the Approval Order. Both Buyer's and Seller's obligations to consummate the transactions contemplated in this Agreement which the Buyer and Seller may hereafter enter into shall be conditioned upon the Bankruptcy Court's entry of the Approval Order.

8.5  TRANSITION SERVICES AGREEMENT

At the Closing, Seller and Buyer shall enter into a Transition Services Agreement in form and substance mutually satisfactory to Buyer and Seller, pursuant to which Seller shall provide or cause to be provided to Buyer, at Buyer's cost, accounting and data processing services and support services for a period not to exceed ninety (90) days after the Closing Date.

8.6  TRANSITION LEASE AGREEMENT

In the event that Buyer elects not to acquire a Facility or Facilities as provided in Section 1.1.2 above, Buyer and Seller shall enter into a lease agreement, on the Closing Date, with respect to such Facility or Facilities in form and substance mutually satisfactory to Buyer and Seller for such term not to exceed August 31, 2002 as may be necessary for Buyer to complete or relocate, at Buyer's cost, work-in-progress at such Facility or Facilities on the Closing Date.

8.7  WARRANTY RESERVE ESCROW

On the Closing Date, Seller shall identify to Buyer in writing those customer contracts listed on Schedule 8.7 attached hereto (other than any such contracts which are Excluded Assets as provided on Exhibit D) which are more than 80% complete on the Closing Date (the "Warranty Reserve Contracts"). At the Closing, Buyer shall deliver an amount of the Purchase Price equal to one-and-one-half percent (1.5%) of the aggregate contract price of the Warranty Reserve Contracts, determined in accordance with the most recent Percent of Completion Report of the Business (the "Warranty Reserve Amount") to an escrow account (the "Warranty Reserve Escrow Account") governed by an escrow agreement (the "Warranty Reserve Escrow Agreement") mutually acceptable to Buyer and Seller, dated the Closing Date, by and among Seller, Buyer and an escrow agent mutually agreed upon by Buyer and Seller (the "Warranty Reserve Escrow Agent"). The Warranty Reserve Amount shall be available to reimburse Buyer in accordance with the Warranty Reserve Escrow Agreement for warranty claims brought by customers under the Warranty Reserve Contracts during the period beginning on the Closing Date and ending on the expiration date of the last to expire of the warranty periods provided for in the Warranty Reserve Contracts (the "Escrow Termination Date"). Any portion of the Warranty Reserve Escrow Amount remaining on the Escrow Termination Date (other than amounts necessary to cover any pending claims) shall promptly be disbursed to Seller together with all interest accrued thereon. The Warranty Reserve Escrow Agent's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer, in which respect the Seller and the Buyer shall not be jointly liable since each shall only be liable for its own part (one-half) of the said fees and charges.

                               Sch. 8.7, Pg. 16

8.8  FURTHER ACTIONS

The Parties each agree to use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.

9.   POST CLOSING COVENANTS

9.1  POST-CLOSING MAINTENANCE OF AND ACCESS TO INFORMATION

Without limiting Seller's rights under Section 10.2 with respect to the Case, Buyer will also comply with the following provisions:

(a) The parties acknowledge that after Closing Seller or its successors may need access to information or documents in the control or possession of Buyer for the purposes of concluding the transactions herein contemplated, preparing or filing tax returns or responding to audits, Contracts and to satisfy other legal requirements, and to prosecute or defend claims against or by third parties.

(b) Buyer shall not dispose of or destroy any of the records and files of the Business prior to the fourth anniversary of the Closing Date. If Buyer wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days' prior written notice to Seller, and Seller shall have the right, at its option and expense, upon prior written notice to Buyer within such sixty-day period, to take possession of the records and files within ninety (90) days after the date of the notice from Seller.

(c) Buyer shall cooperate fully in connection with, and make available for inspection and copying by, Seller, its successors, and their respective employees, agents, counsel and accountants and/or governmental authorities, upon written request, such books, records documents and other information to the extent reasonably necessary to facilitate the purposes set forth in subsection (a) above and for other legitimate corporate purposes. In addition, Buyer shall cooperate with, and shall permit and use its best efforts to cause, its former and present directors, officers and employees to cooperate with, Seller on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the Business or the Property and pertaining to periods prior to the Closing Date.

(d) Seller shall be entitled to retain any records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer.

9.2  WARN ACT AND EMPLOYMENT MATTERS

Upon Closing Seller shall terminate all employees engaged in the Business. It is the intent of Buyer to make offers of employment to substantially all of the terminated employees of Seller in St. Paul, Minnesota and to certain terminated employees of Seller at the other Facilities acquired by Buyer hereunder, provided, however, that Buyer intends to conduct customary employee background checks prior to offering employment to any such employee. Buyer will grant to all

                               Sch. 8.7, Pg. 17
employees of Seller who become employees of Buyer as contemplated hereby
(the "Transferred Employees") service credit for previous service recognized by Seller for purposes of vacation, pay, bonuses, promotion and all other plans, policies or programs of Buyer where such service is relevant. From and after the Closing Date, Buyer will assume and be liable for any accrued vacation and sick leave obligations of Seller to the Transferred Employees.

Buyer shall be responsible for and shall pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees or any termination of their employment in the Business in connection with the transactions provided herein. Buyer shall further be liable for any obligation imposed on either Seller or Buyer to provide employees with continued health, disability, life or other retirement benefits (whether covered by insurance or not). Buyer agrees to indemnify, and hold Seller and its successors harmless from or against, any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which Seller may incur in connection with any suit or claim of violation brought against Seller under the WARN Act or any similar state or foreign law, which relates to transactions effected in connection with the transactions provided herein or any other action taken by Buyer after the Closing Date with regard to any site of employment or one or more facilities or operating units within any site of employment of the Business.

9.3  EXCLUDED RECEIVABLES.

From and after the Closing Date, Buyer shall collect the Excluded Receivables for the benefit of Seller in accordance with Buyer's normal business practices (but without obligation to initiate any litigation or other proceedings). Buyer shall promptly, but in no event less frequently than weekly, remit to Seller (i) all amounts received by Buyer in payment of the Excluded Receivables and (ii) any other amounts received by Buyer from any obligor of an Excluded Receivable, whether in payment for any Receivable acquired by Buyer hereunder or with respect to accounts receivable generated by the Business after the Closing Date, which amounts shall first be applied to the payment of any outstanding Excluded Receivable of such obligor. Buyer shall at, Seller's request, provide Seller with reasonable access during normal business hours to all records relating to the Excluded Receivables, the Receivables acquired by Buyer hereunder, and accounts receivable generated after the Closing Date, for the purpose of auditing the collection and remittance of the Excluded Receivables as provided herein.

10.   MISCELLANEOUS

10.1  ATTORNEYS' FEES

In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

                               Sch. 8.7, Pg. 18

10.2  REASONABLE ACCESS TO RECORDS AND CERTAIN PERSONNEL

So long as the Case is pending, (i) the Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at the Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses the Buyer for the reasonable costs and expenses thereof), and (ii) Buyer shall provide the Seller and such professionals (at no cost to the Seller) with reasonable access to Richard Juelich, Roger Baumhover, Terrie Thompson, and such other employees as seller may reasonably request, during regular business hours to assist the Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with the Buyer's business operations.

10.3  NOTICES

Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

     To Seller:       Friede Goldman Halter, Inc.
                      13085 Seaway Road
                      Gulfport, Mississippi 39503
                      Phone: 228-897-4800
                      Fax: 228-897-4803
                      Attn: John Alford

     With a copy to:  Andrews & Kurth LLP
                      600 Travis, Suite 4200
                      Houston, Texas 77002-3090
                      Phone: 713-220-4528
                      Fax: 713-238-7246
                      Attn: Doug Walter

                      And

                               Sch. 8.7, Pg. 19

                      Houlihan Lokey Howard & Zukin
                      3475 Piedmont Road, Suite 950
                      Atlanta, Georgia 30305
                      Phone: 404-495-7000
                      Fax: 404-495-9545
                      Attn: James D. Decker

     To Buyer:        Hydralift ASA
                      Servicebox 401
                      4604 Kristiansand
                      Norway
                      Attn: Birger Skeie, Chief Executive Officer

     With a copy to:  WATKINS LUDLAM WINTER & STENNIS, P.A.
                      P.O. Box 427
                      633 North State Street (39202)
                      Jackson, MS 39205-0427
                      (601) 949-4765
                      Fax:  (601) 949-4804
                      Attn:  Jeffrey R. Barber

10.4  ENTIRE AGREEMENT

This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

10.5  MODIFICATION

This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

10.6  CLOSING DATE

All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

10.7  SEVERABILITY

Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Property, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

                               Sch. 8.7, Pg. 20

10.8  CAPTIONS

All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

10.9  FURTHER ASSURANCES

Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

10.10  WAIVER

No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10.11  BROKERAGE OBLIGATIONS

Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant that certain order entered by the Bankruptcy Court on October 30, 2001 and HLHZ's commission, fees and expenses are to be paid by the Seller in accordance with the terms and provisions of such order. The Seller and the Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above referenced order), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or the Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

10.12  PAYMENT OF FEES AND EXPENSES

Except as provided in Section 9.2 above, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

10.13  SURVIVAL

Except for the covenants and agreements that are expressly provided to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

                               Sch. 8.7, Pg. 21

10.14  ASSIGNMENTS

This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights hereunder without such consent to a corporation or other entity wholly-owned, directly or indirectly, by Buyer (a "Subsidiary of Buyer") and provided further that any such assignment shall not release Buyer from any of its obligations under this Agreement. Buyer will provide prompt written notice of any such assignment to Seller.

10.15  BINDING EFFECT

Subject to the provisions of Section 10.14 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

10.16  APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of Mississippi.

10.17  GOOD FAITH

All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

10.18  CONSTRUCTION

In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

10.19  COUNTERPARTS

This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

10.20  TIME IS OF THE ESSENCE

Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

10.21  TAX EFFECT

None of the parties (nor such parties' counsel or accountants) has made or is making in this Agreement any representation to any other party (or such party's counsel or accountants) concerning any of the tax effects or consequences on the other party of the transactions provided for in this Agreement. Each party represents that it has obtained, or may obtain, independent tax advice with respect thereto and upon which it, if so obtained, has solely relied.

                               Sch. 8.7, Pg. 22

10.22  EMPLOYEE WITHHOLDING

The parties agree that, pursuant to the "Alternative Procedure" provided in
Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to filing and furnishing IRS Forms W-2, W-3, and 941, (a) Seller shall report on a "predecessor-successor" basis, as set forth therein, (b) Seller shall be relieved from furnishing Forms W-2 to any of the employees of Seller who become employees of Buyer, and (c) Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the year in which the Closing occurs.

10.23  BANKRUPTCY COURT JURISDICTION

Buyer and Seller agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes in any way relating to the sale and other matters relating; to (i) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto; and/or (ii) the Property and/or assumed liabilities, and Buyer expressly consents to and agrees not to contest such exclusive jurisdiction.

10.24  CONFIDENTIALITY AGREEMENT

The Confidentiality Agreement dated as of October 28, 2001 between Buyer and Seller (the "Confidentiality Agreement") shall remain in full force and effect during the term specified therein.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

                               Sch. 8.7, Pg. 23

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                 HYDRALIFT ASA,

                                 By:  /s/ Birger Skeie
                                      ----------------
                                 Name:   Birger Skeie
                                 Title:  CEO

                                 FRIEDE GOLDMAN HALTER, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:   John F. Alford
                                 Title:  President & CEO

                                 AMCLYDE ENGINEERED PRODUCTS COMPANY, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:   John F. Alford
                                 Title:  CEO

                                 FRITZ CULVER, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:   John F. Alford
                                 Title:  CEO

                                 UTILITY STEEL FABRICATION, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:   John F. Alford
                                 Title:  CEO

                                 FRIEDE GOLDMAN HALTER
                                 ENGINEERED PRODUCTS GROUP INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:   John F. Alford
                                 Title:  Executive Vice President

                                 HALTER MARINE, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:   John F. Alford
                                 Title:  CEO

                               Sch. 8.7, Pg. 24